Exhibit 99.1
HORIZON OFFSHORE REPORTS SECOND QUARTER RESULTS, PROVIDES UPDATE ON PROPOSED MERGER AND
REVISES FULL YEAR 2007 FINANCIAL GUIDANCE
HOUSTON, TEXAS — (August 1, 2007) — Horizon Offshore, Inc. (NasdaqGM:HOFF) today reported second quarter 2007 results.
Summary of Results
(Unaudited)
(In thousands, except per share data and percentages)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Contract revenues	$117,351	$156,940	$204,066	$286,885
Gross profit	922	39,286	14,108	77,677
Margin	0.8%	25.0%	6.9%	27.1%
Operating income (loss)	(7,345)	26,063	(1,988)	56,196
Net income (loss)	(6,235)	16,870	(3,966)	32,341
Diluted earnings (loss) per share	(0.19)	0.55	(0.12)	1.06
Adjusted EBITDA	(79)	20,840	11,761	59,323
The Company’s results for the second quarter of 2007 were negatively impacted by adverse conditions and project performance related issues on two significant projects in its Latin America geographic segment for Petróleos Mexicanos (“Pemex”) offshore Mexico. The Company expects to complete these projects during the third quarter of 2007. The Company’s operating results for the second quarter of 2007 were negatively impacted by the combined effect of the factors described below (dollars in millions).

·	The Company experienced a number of operating inefficiencies including delays in mobilization of the Texas Horizon (due in large part to delays in certifications of diving subcontractor equipment), mechanical downtime and repair of a pipeline valve. These delays resulted in extended commitments to several existing subcontractors causing additional third party costs. Also, the Company’s original scope of work under its second contract was reduced by the client during the second quarter of 2007.	$(5.4)

·	Unusually adverse weather conditions during the summer construction season offshore Mexico in the Bay of Campeche prevented the Company from performing weather sensitive operations for much of the latter half of the quarter. These adverse weather conditions did not result in official port closures and do not qualify for weather-related downtime compensation.	$(6.6)

·	Poor productivity of diving subcontractors and excessive mechanical downtime of a subcontracted diving support vessel have also caused substantial delays. The standby time incurred by the diving subcontractors that resulted in extended schedules and the standby time incurred by the Company’s equipment spread while these subcontractors were delayed resulted in increased costs. Although the Company has not included any estimated recovery in its second quarter results, it intends to exercise its contractual rights against these subcontractors.	$(8.4)

·
Pemex has evaluated certain extra work claims and disputed a verbally approved change order, resulting in reductions of revenue of $(5.5) million. The Company believes the disputed extra work claims are valid under the Pemex contract, and it intends to pursue collection from Pemex. Also, in July 2007, Pemex formally disputed several claims related to weather and interference delays, which the Company had recognized in prior periods. As a result, the Company revised its estimated recovery on these claims by $(6.0) million. The Company believes the claims are valid and intends to continue to pursue collection. Additionally, the Company is currently working outside the scheduled completion dates under its Pemex contracts and is potentially subject to late completion penalties unless contract extensions are obtained covering the out-of-contract periods. Although several formal extensions have been obtained and others are pending, the Company reduced its revenue by $(3.3) million to reserve for estimated potential penalties. Some penalties have already been assessed but could be recovered as a result of approved extensions. The Company believes that it will receive contract extensions and additional penalties will not be assessed.
$(14.8)
In connection with these adjustments and the reduction to estimated revenues, the Company recognized a loss of approximately $(29.9) million during the second quarter of 2007 on its Pemex contracts. This includes provisions for a total loss of $(2.9) million on its first Pemex contract as of June 30, 2007. The Company’s second and significantly larger contract remains profitable.
The Company’s domestic revenues and gross profit for the second quarter of 2007 reflect the work which began in May 2007 on its significant project in the Northeastern U.S. to lay and bury 16 miles of 24” trunk line, two 18” lateral lines and associated tie-ins and to test the pipelines. These pipelines will service the Northeast Gateway Deepwater Port being constructed offshore Massachusetts with project completion expected in November 2007. However, the domestic geographic segment also reflects the more moderate levels of marine construction activity in the U.S. Gulf of Mexico under both fixed price and day-rate contracts. In 2006, work was performed under day-rate contracts that provided higher margins on the unprecedented amount of emergency hurricane-related repair work in the U.S. Gulf of Mexico.
For its West Africa geographic segment, the Company performed repair work on a large section of the West Africa Gas Pipeline that was damaged by a third party vessel during the first quarter of 2007. The extra work for this repair was recorded at no profit during the second quarter of 2007. Work also continues on the final phases of the shore approaches in Ghana under the original contract.

In the Company’s Southeast Asia/Mediterranean geographic segment, the Sea Horizon was 100% utilized on a charter offshore Malaysia during the second quarter of 2007, which is expected to last through November 2007. The Sea Horizon was re-deployed to Southeast Asia during the second quarter of 2006.
Horizon Offshore’s President and Chief Executive Officer, David W. Sharp stated, “Our results on the Pemex projects were negatively impacted by several disparate events that are not unusual in the marine construction industry, such as adverse weather conditions and equipment failures, as well as continuing problems we have experienced with diving subcontractor performance, all leading to delays in meeting contract schedules. Unfortunately, the cumulative effect of these risks all occurring in the second quarter of 2007 resulted in a net loss from operations. However, after addressing the effect of these events during the second quarter, we will maintain our focus on the completion of our Pemex projects and the collection of contractual amounts due us from Pemex.” Mr. Sharp continued, “We had a backlog of approximately $200 million at the end of the second quarter, and we expect 2007 to be a very profitable year. We anticipate that our work on the Northeast Gateway project will be a significant component of our profitability for the remainder of 2007.”
Proposed Merger
On June 11, 2007, the Company entered into a definitive agreement (the “Merger Agreement”) with Cal Dive International, Inc. (“Cal Dive”) under which Horizon has agreed to merge into Cal Dive Acquisition LLC, a wholly-owned subsidiary of Cal Dive, in exchange for cash and common stock of Cal Dive. As a result, Horizon will become a wholly-owned subsidiary of Cal Dive. Under the terms of the Merger Agreement, Horizon stockholders will receive 0.625 shares of Cal Dive common stock and $9.25 in cash for each share of Horizon common stock outstanding, plus additional cash for any fractional share.
The Company also announced that while the Merger Agreement included a “go-shop” provision that allowed Horizon, until July 27, 2007, to actively solicit alternative acquisition proposals from third parties, the Company had not received a superior proposal. It therefore expects to conclude the merger with Cal Dive in the fourth quarter of 2007.
Guidance
The Company is also updating its full year 2007 financial guidance and revising expected net income, diluted earnings per share and adjusted EBITDA downward as a result of the losses on its Pemex projects during the second quarter of 2007. The Company did not revise its expected revenues for the full year of 2007. The Company expects net income to be between $32 million and $40 million, diluted earnings per share to be between $0.98 and $1.22, and adjusted EBITDA to be between $81 million and $94 million. The Company previously provided full year 2007 financial guidance of revenues between $440 million and $485 million, net income between $41 million and $54 million, diluted earnings per share between $1.27 and $1.67, and adjusted EBITDA between $90 million and $110 million.
Conference Call
As previously announced, the Company will host a conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) today.
The call will be accessible to the public by telephone or web cast. To listen by telephone, dial 866-791-6248 (US/Canada) or 913-643-4248 (International) ten minutes before the call begins and ask for the Horizon conference call using the conference code 9748333. A telephonic replay will also be available after the conclusion of the call until Wednesday, August 8, 2007. To access the telephonic replay, dial 888-203-1112 (US/Canada) or 719-457-0820 (International) using the conference code 9748333.
Investors will also have the opportunity to listen to the conference call over the Internet via web cast. The link to the web cast will be available on the investor relations page of the Company’s website at http://www.horizonoffshore.com/inc/Presentations.asp?year=. Please go to the web site 15 minutes early to register to listen to the live call and to download and install any necessary software. For those who cannot listen to the live broadcast, a replay will be available through the Company’s website at the link above.
About Horizon Offshore, Inc.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and energy industries. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should,” “expects,” “believes, ” “anticipates, ” “may, ” “could, ” etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.
Comparative Tables Follow:

Horizon Offshore, Inc.
Income Statement Data
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Income Statement Data:

Contract revenues	$117,351	$156,940	$204,066	$286,885
Cost of contract revenues	116,429	117,654	189,958	209,208

Gross profit	922	39,286	14,108	77,677
Selling, general and administrative expenses	8,267	9,065	16,096	17,323
Gain on insurance settlement	—	(14,300)	—	(14,300)
Reserve for claims and receivables	—	18,458	—	18,458

Operating income (loss)	(7,345)	26,063	(1,988)	56,196

Other:
Interest expense	(3,009)	(3,540)	(5,705)	(7,625)
Interest income	882	399	1,768	792
Loss on debt extinguishment	—	—	—	(2,402)
Other income (expense), net	274	(12)	15	(37)

Income (loss) before income taxes	(9,198)	22,910	(5,910)	46,924
Income tax provision (benefit)	(2,963)	6,040	(1,944)	14,583

Net income (loss)	$(6,235)	$16,870	$(3,966)	$32,341

Earnings (loss) per share:
Net income (loss) per share — basic	$(0.19)	$0.57	$(0.12)	$1.09

Net income (loss) per share — diluted	$(0.19)	$0.55	$(0.12)	$1.06

Weighted average shares used in computing earnings (loss) per share:
Basic	31,981	29,604	31,920	29,582
Diluted	31,981	30,420	31,920	30,398

Other Non-GAAP Financial Data:
Adjusted EBITDA(1)	$(79)	$20,840	$11,761	$59,323

Adjusted EBITDA calculation is as follows:
Net income (loss)	$(6,235)	$16,870	$(3,966)	$32,341
Income tax provision (benefit)	(2,963)	6,040	(1,944)	14,583
Net interest expense	2,127	3,141	3,937	6,833
Depreciation and amortization	6,027	6,708	11,629	13,034
Stock-based compensation	965	2,381	2,105	4,430
Loss on debt extinguishment	—	—	—	2,402
Gain on insurance settlement	—	(14,300)	—	(14,300)

Adjusted EBITDA	$(79)	$20,840	$11,761	$59,323

(1)	Horizon calculates Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) as net income (loss) excluding income taxes, net interest expense, depreciation and amortization, and adjusted for stock-based compensation, loss on debt extinguishment and gain on insurance settlement. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon’s GAAP financials and is used as a measure of operational performance. Management references this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Horizon also has aligned the disclosure of Adjusted EBITDA with the financial covenants in its material credit agreements with various lenders, which include ratios requiring a determination of EBITDA, as defined. Adjusted EBITDA is a material component of the financial covenants in Horizon’s credit agreements and non-compliance with the covenants could result in the acceleration of indebtedness. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon’s operating performance, financial position and cash flows. Horizon’s computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies. A reconciliation of this non-GAAP measure to Horizon’s net income (loss) is included.
Horizon Offshore, Inc.
Balance Sheet Data
(Unaudited)
(In thousands)

	June 30,	December 31,
	2007	2006
Cash and cash equivalents and short-term investments	$100,985	$96,890
Working capital	171,807	204,523
Total assets	551,232	523,019
Total debt	107,120	114,212
Total stockholders’ equity	294,968	297,335
Adjusted EBITDA(1) calculation for guidance (in millions):

	Full Year 2007
	Low	High
Net income	$32.0	$40.0
Income tax provision	15.7	19.6
Net interest expense	6.3	6.3
Depreciation and amortization	23.4	24.5
Stock-based compensation	3.6	3.6

Adjusted EBITDA	$81.0	$94.0

Contact:	Ronald D. Mogel (713) 243-2753 Horizon Offshore, Inc.